Exhibit 23.1

[LETTERHEAD OF HIGHKING & PARTNERS]

February 22, 2011

BTHC XV, Inc.
c/o Underground Grand Canyon
Linyi City, Yishui County, Shandong Province  276400
People’s Republic of China

We hereby consent to the filing of our opinion dated October 18, 2010 as an exhibit to the Current Report on Form 8-K, as amended, of BTHC XV, Inc. and to the use of our firm’s name and the reference to our firm’s opinion therein without implying or admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours sincerely,

/s/ HighKing & Partners

HighKing & Partners